Exhibit 4(jj)
EXECUTION VERSION
DENBURY RESOURCES INC.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee
SIXTH SUPPLEMENTAL INDENTURE TO INDENTURE,
DATED AS OF NOVEMBER 16, 2005, AS SUPPLEMENTED
Dated as of February 3, 2011
Denbury Resources Inc.
Sixth Supplemental Indenture

EXECUTION VERSION
          SIXTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 3, 2011, among DENBURY RESOURCES INC., a Delaware corporation (the “Company”), on behalf of itself and the Subsidiary Guarantors (the “Existing Subsidiary Guarantors”) under the Indenture referred to below, WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”) and the following indirect, wholly-owned subsidiaries of the Company, referred to herein collectively as the “New Subsidiary Guarantors”:
Denbury Pipeline Holdings LLC
Denbury Gulf Coast Pipelines LLC
W I T N E S S E T H :
          WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of dated as of November 16, 2005 (the “Original Indenture”), as supplemented by (i) the First Supplemental Indenture, dated as of November 23, 2005 (the “First Supplemental Indenture”) pursuant to which the Company’s 7.25% Senior Subordinated Notes due 2017 (the “2017 Notes”) were issued, (ii) the Second Supplemental Indenture, dated as of January 2, 2008 (the “Second Supplemental Indenture”), (iii) the Third Supplemental Indenture dated as of April 27, 2009 (the “Third Supplemental Indenture”) pursuant to which the Company’s 9.5% Senior Subordinated Notes due 2016 (the “2016 Notes”) were issued, (iv) the Fourth Supplemental Indenture, dated as of January 27, 2010 (the “Fourth Supplemental Indenture”), and (v) the Fifth Supplemental Indenture, dated as of March 10, 2010, (the “Fifth Supplemental Indenture”), collectively, the Original Indenture, First Supplemental Indenture, Second Supplemental Indenture, Third Supplemental Indenture, Fourth Supplemental Indenture, and Fifth Supplemental Indenture (the “Indenture”);
          WHEREAS, the Company desires to amend the Indenture, as set forth herein;
          WHEREAS, Denbury Encore Holdings, Inc. changed its name to Denbury Holdings, Inc. by amending its Certificate of Formation, effective as of December 31, 2010
          WHEREAS, EAP Operating, LLC changed its name to Denbury Air, LLC by amending its Certificate of Formation, effective as of December 31, 2010;
          WHEREAS, Denbury Operating Company merged with and into EAP Properties, Inc., and then changed its name to Denbury Operating Company, pursuant to an Agreement and Plan of Merger, dated as of December 31, 2010;
          WHEREAS the Company desires to cause the New Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantors shall fully and unconditionally guarantee all of the obligations of the Company under the Securities pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and
Denbury Resources Inc.
Sixth Supplemental Indenture

          WHEREAS pursuant to Section 9.01(4) of the Indenture, the Trustee, the Company and Existing Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture;
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantors, the Company, the Existing Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:
          1. Definitions. (a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          (b) For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
          2. Amendments to the Indenture.
     (a) All references to Denbury Encore Holdings, Inc. are amended to read Denbury Holdings, Inc.;
     (b) All references to EAP Operating, LLC are amended to read Denbury Air, LLC;
     (c) All references to EAP Properties, Inc. are amended to read Denbury Operating Company.
          3. Agreement to Guarantee. Each New Subsidiary Guarantor hereby agrees, jointly and severally, with each other and with all other Existing Subsidiary Guarantors, to guarantee all of the obligations of the Company under the Securities on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture.
          4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
          5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
Denbury Resources Inc.
Sixth Supplemental Indenture

          7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
Denbury Resources Inc.
Guarantor Supplemental Indenture

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DENBURY RESOURCES INC., on behalf of itself and the Existing Subsidiary Guarantors,
By:	/s/ Phil Rykhoek
Name:	Phil Rykhoek
Title:	Chief Executive Officer

DENBURY PIPELINE HOLDINGS LLC
By:	/s/ Mark C. Allen
Name:	Mark C. Allen
Title:	Senior Vice President and Chief Financial Officer

DENBURY GULF COAST PIPELINES LLC
By:	/s/ Mark C. Allen
Name:	Mark C. Allen
Title:	Senior Vice President and Chief Financial Officer

Denbury Resources Inc.
Guarantor Supplemental Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Patrick T. Giordano
Name:	Patrick T. Giordano
Title:	Vice President

Denbury Resources Inc.
Guarantor Supplemental Indenture